Exhibit 4.3

Execution Version

Supplemental Indenture No. 2

SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of December 5, 2017, by and among the parties that are signatories hereto as Guarantors (each a “Guaranteeing Party” and collectively, the “Guaranteeing Parties”) and Wilmington Trust, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of Diamond (BC) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the “Issuer”), and the Trustee have heretofore executed and delivered an indenture dated as of August 8, 2017 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of €450,000,000 of 5.625% Senior Notes due 2025 (the “Notes”) of the Issuer;

WHEREAS, the Indenture provides that the Guaranteeing Parties shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Parties shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”), each on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, any Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Parties and the Trustee mutually covenant and agree for the benefit of the Trustee and the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1       Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1       Agreement to be Bound. Each of the Guaranteeing Parties hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture.

SECTION 2.2       Guarantee. Each of the Guaranteeing Parties agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder and the Trustee the Guaranteed Obligations pursuant to Article X of the Indenture on a senior basis, subject to the limitations set out in Article X of the Indenture and in Article II of this Supplemental Indenture.

SECTION 2.3       Limitation on Guarantee by Austrian Guarantors. Notwithstanding anything set out to the contrary in the Indenture or in any other document creating or purporting to create Guaranteed Obligations, any and all obligations (Verpflichtungen) and liabilities (Haftungen) of a Guarantor that is incorporated in the Republic of Austria (each an “Austrian Guarantor”) under the Indenture or under any other document creating or purporting to create Guaranteed Obligations, shall at all times be limited so that at no time the assumption of an obligation and/or liability under the Indenture or any other document creating or purporting to create Guaranteed Obligations would violate or contradict mandatory Austrian capital maintenance rules (Kapital-erhaltungsvorschriften) pursuant to Austrian company law, in particular sections 82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and/or sections 52 and 65 et seq. of the Austrian Stock Corporation Act (Aktiengesetz) (including, for the avoidance of doubt and without limitation, section 66a of the Austrian Stock Corporation Act to the extent being directly or analogously applied (as the case may be)) (collectively hereinafter referred to as the “Austrian Capital Maintenance Rules”). Should any obligation and/or liability of an Austrian Guarantor under the Indenture or under any other any other document creating or purporting to create Guaranteed Obligations violate or contradict Austrian Capital Maintenance Rules and therefore be held invalid or unenforceable in whole or in part or to the extent the creation, assumption or enforcement of such obligations (Verpflichtungen) or liabilities (Haftungen) would result in any managing director of the relevant Austrian Guarantor breaching its fiduciary duties and/or exposing it to civil or personal liability and/or criminal responsibility, such obligation and/or liability shall be deemed to be replaced by an obligation and/or liability of a similar nature which is in compliance with Austrian Capital Maintenance Rules (and payment obligations shall be limited to the maximum amount permitted to be paid in accordance with Austrian Capital Maintenance Rules) and which provides the best possible security interest (within the limits of Austrian Capital Maintenance Rules) admissible in accordance with the Austrian Capital Maintenance Rules in favor of the Trustee and each of the Holders. By way of example, should it be held that the Guarantee by an Austrian Guarantor created under the Indenture or under any other document creating or purporting to create Guaranteed Obligations is contradicting Austrian Capital Maintenance Rules in relation to any amount of the obligations guaranteed by it, the amount guaranteed by that Austrian Guarantor shall be reduced to such an amount of the Guaranteed Obligations which is permitted pursuant to Austrian Capital Maintenance Rules for that Austrian Guarantor. Such limitation may have the effect of reducing the amount of the obligations (Haftungen) and liabilities (Verpflichtungen) to zero.

For the purposes of Austrian laws, notwithstanding any other provision of the Indenture or of any other document creating or purporting to create Guaranteed Obligations, the Guarantee pursuant to the Indenture, or any other document creating or purporting to create Guaranteed Obligations is meant to be and shall be interpreted as an abstract Guarantee (abstrakter Garantievertrag) and not as surety (Bürgschaft) or as an obligation as joint debtor (Mitschuldner) and each Austrian Guarantor undertakes to pay the amounts due under or pursuant to this Guarantee unconditionally, irrevocably, upon first demand and without raising any defences (unbedingt, unwiderruflich, über erste Aufforderung und unter Verzicht auf alle Einwendungen).

SECTION 2.4       Limitation on Guarantee by Belgian Guarantors. Notwithstanding anything to the contrary in the Indenture, or in any other document creating or purporting to create Guaranteed Obligations, any guarantee granted by a Guarantor with its main establishment (voornaamste vestiging / établissement principal) in Belgium (a “Belgian Guarantor”) shall not include any liability which, if incurred, would constitute unlawful financial assistance, as determined under article 329 or 629, as the case may be, of the Belgian Companies Code and the total maximum guarantee liabilities of a Belgian Guarantor in relation to the Guaranteed Obligations shall be limited, at any time, to a maximum aggregate amount equal to the highest of:

(a)	an amount equal to 85% of such Belgian Guarantor’s net assets (netto actief / actif net) (as determined in accordance with Article 617 or Article 320, as the case may be, of the Belgian Companies Code and the Belgian accounting laws, but not taking intra-group debts into account as debts) as shown by its most recent audited annual financial statements on the date on which the relevant demand is made on one or more guarantees granted by the Belgian Guarantor under the Indenture:

(b)	an amount equal to 85% of such Belgian Guarantor’s net assets (netto actief / actif net) (as determined in accordance with Article 617 or Article 320, as the case may be, of the Belgian Companies Code and the Belgian accounting laws, but not taking intra-group debts into account as debts) as shown by its most recent audited annual financial statements on the date of this Supplemental Indenture; and

(c)	the aggregate amount made available on the date on which the relevant demand is made of: without double counting (i) the amounts made available directly or indirectly to such Belgian Guarantor and its subsidiaries (without double counting) from the proceeds of the Notes, and (ii) the aggregate amount of any intragroup loans or facilities made to such Belgian Guarantor and its subsidiaries by any group company directly and/or indirectly using all or part of the proceeds of the Notes (whether or not such intragroup loan is retained by the Belgian Guarantor for its own purposes or on-lent to a subsidiary of such Belgian Guarantor).

SECTION 2.5        Limitation on Guarantee by Danish Guarantors

(1)           Notwithstanding any provision to the contrary in the Indenture or any other Credit Agreement, the guarantee, indemnity and other obligations (as well as any security created in relation thereto) of any Guarantor incorporated in Denmark (each a “Danish Guarantor”) (and its subsidiaries) expressed to be assumed in the Indenture or any other Credit Agreement,

a.             shall be deemed not to be assumed (and any security created in relation thereto shall be limited) to the extent that the same would constitute unlawful financial assistance, including (without limitation) within the meaning of Sections 206 and 210 of the Danish Companies Act (Consolidated Act No. 1089 of 14 September 2015)); and

b.	shall further be limited to an amount equivalent to the higher of:

i.	the equity (egenkapital) of such Danish Guarantor calculated in accordance with applicable generally accepted accounting principles at the relevant time (the “Danish Equity”) at the time(s) (A) the Danish Guarantor is requested to make a payment under Article X of the Indenture, or (B) of enforcement of security granted by such Danish Guarantor (as applicable); and

ii.	the Danish Equity at the date of this Guarantee,

provided that these limitations in paragraph (b) shall only apply to obligations and liabilities of such Danish Guarantor which exceed the sum of (A) the advances under the Indenture or the Credit Agreement received by such Danish Guarantor (and its subsidiaries) either directly in its capacity as borrower under the Credit Agreement or indirectly as intra-group borrower, and (B) interest and other costs and fees which are to be borne by such Danish Guarantor (and its Subsidiaries) in its capacity as borrower under the Credit Agreement or in its capacity as intra-group borrowers.

(2)           The limitations set out in this Section 2.3(C) shall apply to such Danish Guarantor’s aggregate obligations and liabilities under any security, guarantee, indemnity, collateral, subordination of rights and claims, subordination or turnover of rights of recourse, application of procedes and any other means of direct or indirect financial assistance pursuant to the Indenture or any other Credit Agreement.

SECTION 2.6       Limitation on Guarantee by English Guarantors. To the extent that the Guarantee created under this Supplemental Indenture or any other liability or payment obligation under this Supplemental Indenture is granted or incurred by a Guarantor incorporated or registered in England & Wales (an “English Guarantor”), the Guarantee of such English Guarantor shall not apply to any liability to the extent that it would result in such Guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006.

SECTION 2.7       Limitation on Guarantee by French Guarantors. Notwithstanding any provision to the contrary herein or under any other Notes Document:

The obligations and liabilities of any Guarantor incorporated in France (a “French Guarantor”) under this Supplemental Indenture, the Indenture, the Notes and any other Notes Document shall not include any obligation which if incurred would constitute the provisions of financial assistance within the meaning of article L. 225-216 of the French Commercial Code.

The obligations and liabilities of each French Guarantor under this Supplemental Indenture, the Indenture, the Notes and any other Notes Document for the obligations of any other party which is not a direct or indirect subsidiary of such French Guarantor (the “Guaranteed Obligor”) shall be limited, at any time to an amount equal to the aggregate of all amounts made available under the Indenture, the Notes and any other Notes Document to the extent directly or indirectly made available to the French Guarantor under intercompany loan arrangements, it being specified that any payment made by such French Guarantor shall reduce pro tanto the outstanding amount of the intercompany loans due by such French Guarantor or its Subsidiaries under the intercompany loan arrangements referred to above.

The obligations and liabilities of each French Guarantor under this Supplemental Indenture, the Indenture, the Notes and any other Notes Document for the obligations of any other party which is its direct or indirect subsidiary will not be limited pursuant to its guarantee obligations hereunder and will therefore include all amounts due by that party unless otherwise expressly set out in this Supplemental Indenture.

The obligations and liabilities of each French Guarantor under this Supplemental Indenture, the Indenture, the Notes and any other Note Document shall not include any obligation or liability in relation to any payment due by reason of a tax imposed by France, solely because a payment is made to an account opened in the name of or for the benefit of a party in a financial institution situated in a non-cooperative jurisdiction (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.

SECTION 2.8       Limitation on Guarantee by German Guarantors.

(a)       The restrictions in this Section 2.8 shall apply to any guarantee, indemnity, liability and other payment obligations under this Guarantee or any other provision in the Indenture of a Guarantor incorporated under the laws of Germany as a limited liability company (GmbH) (a “German GmbH Guarantor”) to secure liabilities of its current or any future direct or indirect shareholder(s) (upstream) or a Subsidiary of such shareholder (but excluding any direct or indirect Subsidiary of such German GmbH Guarantor) (cross-stream) (a “Relevant Guarantee”).

(b)	The restrictions in this Section 2.8 shall not apply with respect to a Capital Impairment (as defined below):

(1)          to the extent the German GmbH Guarantor secures any indebtedness under the Indenture the proceeds of which are (directly or indirectly) on-lent or otherwise passed on to the relevant German GmbH Guarantor or its Subsidiaries, to the extent that any such on-lending or otherwise passing on is still outstanding at the time of the enforcement of the Relevant Guarantee; for the avoidance of doubt, nothing in this paragraph shall have the effect that such on-lent amounts may be enforced multiple times (no double dip);

(2)           if at the time of enforcement of the Relevant Guarantee, a domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) as per Section 291 of the German Stock Corporation Act (Aktiengesetz, AktG) (either directly or indirectly through an unbroken chain of domination and/or profit transfer agreements) exists between the relevant German GmbH Guarantor as a dominated company, and:

(i)	if that German GmbH Guarantor is a Subsidiary of the Issuer, the Issuer; or

(ii)	if the German GmbH Guarantor and the Issuer are both Subsidiaries of a joint (direct or indirect) parent company and such parent company as dominating entity (beherrschendes Unternehmen),

in each case to the extent the existence of such domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) leads to the full inapplicability of Section 30 paragraph 1 sentence 1 of the German Limited Liabilities Company Act (GmbHG);

(3)           to the extent any payment under the Relevant Guarantee demanded from the relevant German GmbH Guarantor is covered (gedeckt) by a fully valuable and recoverable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) of the German GmbH Guarantor against the Issuer; or

(4)           if the relevant German GmbH Guarantor has not complied with its obligations pursuant to paragraphs (d) and (e) below. However, if and to the extent that the Relevant Guarantee has been enforced without regard to the restrictions contained in this Section 2.8 because the Management Notification and/or the Auditor’s Determination (both as defined below) has not (or not in a timely manner) been delivered pursuant to paragraphs (d) or(e) below, but the Auditor’s Determination has then been delivered within four months from its due date in accordance with paragraph (e) below, the Holders shall upon demand of the German GmbH Guarantor to the Trustee repay any amount received from the German GmbH Guarantor which pursuant to the Auditor’s Determination would not have been available for enforcement, if the Auditor’s Determination had been delivered in a timely manner.

(c)           The parties to a Relevant Guarantee agree that if and to the extent payment under the Relevant Guarantee would cause (i) the amount of a German GmbH Guarantor’s Net Assets, as calculated and defined pursuant to paragraph (g) below, to fall below the amount required to maintain its registered share capital (Stammkapital) or increase an existing shortage (Vertiefung einer Unterbilanz) of its registered share capital (Stammkapital) and thereby violating Sections 30, 31 of the German Limited Liabilities Company Act (GmbHG) (such event, a “Capital Impairment), or (ii) a German GmbH Guarantor to be deprived of the liquidity necessary to fulfil its liabilities towards its creditors in the sense of Section 64 sentence 3 of the German Limited Liabilities Company Act (GmbHG) (such event, a “Liquidity Impairment”) then the Holders of the Notes and the Trustee shall not enforce and the German GmbH Guarantor shall, subject to paragraphs (d) and (e) below, have a defence (Einrede) against any claim under the Relevant Guarantee if and to the extent such Capital Impairment or Liquidity Impairment would occur.

(d)           If the relevant German GmbH Guarantor does not notify the Trustee (the “Management Notification”) within fifteen (15) Business Days after the making of a demand against that German GmbH Guarantor under the Relevant Guarantee:

(1)	to what extent such Relevant Guarantee is an upstream or cross-stream guarantee or indemnity; and

(2)           to what extent a Capital Impairment or Liquidity Impairment would occur as a result of an enforcement of the Relevant Guarantee (setting out in reasonable detail the amount of its Net Assets or to which extent the liquidity would be deprived, providing an up-to-date pro forma balance sheet or liquidity statement), then the restrictions set out in this Section 2.8 shall cease to apply until a Management Notification has been provided.

(e)           If the Trustee (acting on the instructions of the majority of the Holders of the Notes) disagrees with the Management Notification, it may within twenty (20) Business Days of its receipt, request the relevant German GmbH Guarantor to provide to the Trustee within forty-five (45) Business Days of receipt of such request a determination by its auditors or any other auditors of international standard and reputation (the “Auditor’s Determination”) appointed by the German GmbH Guarantor (at its own cost and expense) setting out in reasonable detail the amount in which the payment under the Relevant Guarantee would cause a Capital Impairment or Liquidity Impairment, subject to the terms set out under this Section 2.8. Save for manifest errors, the Auditor’s Determination shall be binding on all parties.

(f)            If, after it has been provided with an Auditor’s Determination which prevented the Holders of the Notes from demanding any or only partial payment under the Relevant Guarantee, the Trustee ascertains in good faith that the financial conditions of the German GmbH Guarantor as set out in the Auditor’s Determination has substantially improved, the Trustee may (acting reasonably), at the German GmbH Guarantor’s cost and expense, arrange for the preparation of an updated balance sheet of the German GmbH Guarantor by applying the same principles that were used for the preparation of the Auditor’s Determination by the auditors who prepared the Auditor’s Determination in order for such auditors to determine whether (and, if so, to what extent) the Capital Impairment and Liquidity Impairment has been cured as result of the improvement of the financial condition of the German GmbH Guarantor. The Trustee may not arrange for the preparation of an Auditor’s Determination prior to the expiry of three months from the date of the issuance of the preceding Auditor’s Determination. The Trustee may only demand payment under the Relevant Guarantee to the extent the auditors determine that the Capital Impairment and Liquidity Impairment have been cured.

(g)          The net assets (Reinvermögen) of the German GmbH Guarantor (the “Net Assets”) shall be calculated in accordance with Section 42 of the German Limited Liabilities Company Act (GmbHG), Sections 242, 264 of the German Commercial Code (Handelsgesetzbuch, HGB) and the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsgemäßer Buchführung) and for the purposes of calculating the Net Assets, the following balance sheet items shall be adjusted as follows:

(1)       the amount of non-distributable assets according to Section 253 subsection 6 of the German Commercial Code (Handelsgesetzbuch) shall not be included in the calculation of Net Assets;

(2)       the amount of non-distributable assets according to Section 268 subsection 8 of the German Commercial Code (Handelsgesetzbuch) shall not be included in the calculation of Net Assets; and

(3)       the amount of non-distributable assets according to Section 272 subsection 5 of the German Commercial Code (Handelsgesetzbuch) shall not be included in the calculation of Net Assets.

(h)          Where a German GmbH Guarantor claims in accordance with the provisions of this Section 2.8 that the Relevant Guarantee can only be enforced in a limited amount, it shall (A) realise, to the extent lawful and within reasonable opinion commercially justifiable, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets and are not necessary (betriebsnotwendig) for the relevant German GmbH Guarantor’s business and (B) use best efforts to realise, to the extent legally permitted in a situation where it does not have sufficient liquidity to fulfil its liabilities to its creditors, any and all of its assets if the relevant asset is not necessary for the German GmbH Guarantor’s business (nicht betriebsnotwendig).

(i)           Nothing in this Section 2.8 shall constitute a waiver (Verzicht) of any right granted under a Relevant Guarantee.

(j)           Nothing in this Section 2.8 shall prevent the Trustee or a German GmbH Guarantor from claiming in court that the provision of a Relevant Guarantee and/or making payments under a Relevant Guarantee by the relevant German GmbH Guarantor does or does not fall within the scope of Sections 30, 31 and/or 64 sentence 3 of the GmbHG and/or Section 826 German Civil Code (Bürgerliches Gesetzbuch).

(k)          In addition to the restrictions set out in this Section 2.8, if a German GmbH Guarantor demonstrates that, according to the decisions of the German Federal Supreme Court (Bundesgerichtshof) or a higher regional court of appeals (Oberlandesgericht), the enforcement of any upstream or cross-stream guarantee or security interest against such German GmbH Guarantor would result in personal liability of its managing director(s) (Geschäftsführer) for a reimbursement of payments made under the Relevant Guarantee (including, without limitation, pursuant to Section 826 of the German Civil Code (Bürgerliches Gesetzbuch)), the German GmbH Guarantor shall have a defence (Einrede) against the Relevant Guarantee to the extent required in order not to incur such liability.

(l)            The provisions of this Section 2.8 shall apply to a limited partnership with a limited liability company (GmbH) as its general partner (GmbH & Co. KG) and to a partnership with one or more limited liability companies (GmbH) as a partner (GmbH & Co. OHG or OHG (offene Handelsgesellschaft)) mutatis mutandis and all references to Capital Impairment, Liquidity Impairment and Net Assets shall be construed as a reference to the Capital Impairment Liquidity Impairment and Net Assets of the general partner (Komplementär in case of a GmbH & Co. KG) or of any partner that is a limited liability company (GmbH) (in case of a GmbH & Co. OHG or OHG) of the relevant limited partnership or partnership (as applicable).

(m)          For the purposes of this Section 2.8, a reference to a “German GmbH Guarantor” includes any limited liability company incorporated (or limited partnership with a limited liability company as its general partner) or a partnership with one or more limited liability companies as a partner in a jurisdiction other than Germany whose centre of main interest (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 2015/848 on Insolvency Proceedings) is in Germany.

(n)           The parties are aware that - due to recent developments - it is currently discussed which point in time is relevant when determining whether a managing director has complied with the capital maintenance provisions. It is and has been the intention and agreement of the parties to protect management from personal liability in accordance with the principles set out in the limitation language set out in this Guarantee. In order to reflect, apply and to continue this principle, the parties agree to amend and clarity the limitation language as may be required to ensure that management benefits from the limitation language as initially intended (despite any current or future changes in law or legislation). Therefore, the parties agree that the Net Assets which are available for enforcement shall be calculated as of such date, as determined from time to time to be relevant to ensure that the liability of management is mitigated as envisaged pursuant to the limitation language.

(o)          Notwithstanding anything to the contrary in this Supplemental Indenture, this Section 2.8 and any rights and/or obligations arising out of it shall be governed by, and construed in accordance with, German law.

SECTION 2.9        Limitation on Guarantee by Hong Kong Guarantors. Notwithstanding any other provisions to the contrary in this Supplemental Indenture and/or the Indenture, this Supplemental Indenture does not impose on the Hong Kong Guarantors any obligation or liability of the Guaranteeing Parties to the extent that it would result in such obligation or liability constituting unlawful financial assistance within the meaning of section 274 of the Companies Ordinance (Cap. 622 of the Laws of Hong Kong) or any equivalent and applicable provisions under the laws of Hong Kong.

SECTION 2.10       [Reserved].

SECTION 2.11       Limitation on Guarantee by Polish Guarantors. The obligations and liabilities of any Guaranteeing Party incorporated in Poland (a “Polish Guarantor”) under the Indenture shall, in all circumstances, not include any liability to the extent it would result in its insolvency in the meaning of article 11 section 2 of the Polish Bankruptcy Law of 28 February 2003 (Journal of Laws of 2015, item 233, as amended) (the “Polish Bankruptcy Law”) and shall be subject to all limitations set out in article 11 section 2-5 of the Polish Bankruptcy Law. The limitations stipulated in this Section 2.11 will not apply, if at least one of the following circumstances occurs:

(a)	obligations under the Indenture are declared immediately due and payable under Section 6.2 of the Indenture, irrespective of whether it occurred before or after the Polish Guarantor became insolvent within the meaning of article 11 section 2 of the Polish Bankruptcy Law; or

(b)	liabilities of the Polish Guarantor (other than those under the Indenture) result in its insolvency within the meaning of article 11 section 2 of the Polish Bankruptcy Law.

In addition, the obligations and liabilities of any Polish Guarantor incorporated as a limited liability company (spółka z ograniczoną odpowiedzialnością) under the Indenture shall be limited to the extent required to ensure that any payment under the Indenture does not result in a breach of article 189 of the Polish Commercial Companies Code (Journal of Laws of 2013, item 1030, as amended).

SECTION 2.12       Limitation on Guarantee by Spanish Guarantors. In addition to the limitations included in the Indenture, any and all obligations and liabilities of (i) a Guaranteeing Party that is incorporated in Spain (a “Spanish Guarantor”) and/or (ii) any Guaranteeing Party being a direct or indirect Subsidiary of a Spanish Guarantor under the Indenture shall not include any obligations and/or liabilities which, if incurred, would constitute unlawful financial assistance, as determined under any applicable laws.

SECTION 2.13       Limitation on Guarantee by Swedish Guarantors. The obligations of Diversey Sverige AB (registered under number 556615-2525), being a Guaranteeing Party incorporated in Sweden (the “Swedish Guaranteeing Party”) under this Supplemental Indenture or any other Notes Document shall be limited if and as required by the provisions of the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)) regulating unlawful distribution of assets and transfers of value (Chapter 17, sections 1-4 of the Swedish Companies Act (or their equivalents from time to time)), and it is understood that the liability of the Swedish Guaranteeing Party under this Supplemental Indenture or any other Notes Document (including, for the avoidance of doubt, any extension of this Supplemental Indenture or any other Notes Document) only applies (and is only valid) to the extent permitted by the foregoing provisions of the Swedish Companies Act. The limitations set forth in this paragraph shall also apply, mutatis mutandis, to any Lien created by the Swedish Guaranteeing Party under any Notes Document and to any guarantee, undertaking, indemnity or any similar obligation pursuant to or permitted by the Notes Documents and made by the Swedish Guaranteeing Party.

SECTION 2.14       Limitation on Guarantee by Swiss Guarantors. Notwithstanding anything to the contrary in the Indenture and this Supplemental Indenture, the obligations of any Guarantor organized or incorporated under the laws of Switzerland (each a “Swiss Guarantor”) and the rights of the Trustee and each holder under the Indenture and this Supplemental Indenture are subject to the following limitations:

(a)	If and to the extent a guarantee or security granted, indemnity or other obligation assumed by a Swiss Guarantor under the Indenture or this Supplemental Indenture guarantees or secures obligations of any of its (direct or indirect) parent companies (upstream guarantee) or sister companies (cross-stream guarantee) (the “Upstream or Cross-Stream Secured Obligations”) and if and to the extent using the proceeds from the enforcement of such guarantee, security, indemnity or other obligation to discharge the Upstream or Cross-Stream Secured Obligations would be unlawful under Swiss corporate law (inter alia, prohibiting capital repayments or violation of the legally protected reserves (gesetzlich geschützte Reserven)) at such time, the proceeds from the enforcement of such guarantee, security, indemnity or other obligation to be used to discharge the Upstream or Cross-Stream Secured Obligations shall be limited to the maximum amount of such Swiss Guarantor’s freely disposable shareholder equity at the time of enforcement (the “Maximum Amount”): provided that such limitation is required under the applicable Swiss corporate law at that time; provided, further, that such limitation shall not free that Swiss Guarantor from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable Swiss corporate law. This Maximum Amount of freely disposable shareholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles.

(b)	In respect of Upstream or Cross-Stream Secured Obligations, each Swiss Guarantor shall, as concerns the proceeds resulting from the enforcement of any guarantee or security granted or indemnity or other obligation assumed by such Swiss Guarantor under the Indenture and this Supplemental Indenture, if and to the extent required by applicable law in force at the relevant time:

(i)	procure that such enforcement proceeds can be used to discharge Upstream or Cross-Stream Secured Obligations without deduction of the tax imposed based on the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), as amended (the “Swiss Withholding Tax”) by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(ii)	if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct the Swiss Withholding Tax at such rate (currently 35% at the date of this Supplemental Indenture) as is in force from time to time from any such enforcement proceeds used to discharge Upstream or Cross-Stream Secured Obligations, and pay, without delay, any such taxes deducted to the Swiss Federal Tax Administration;

(iii)	notify the Trustee that such notification or, as the case may be, deduction has been made, and provide the Trustee with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and

(iv)	in the case of a deduction of Swiss Withholding Tax,

(A)	use its best efforts to ensure that any person, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such enforcement proceeds, will, as soon as possible after such deduction request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and pay to the Trustee upon receipt any amount so refunded; and

(B)	if the Trustee or any holder is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by the Trustee or any such holder, shall provide to the Trustee or any such holder those documents that are required by law and applicable tax treaties to be provided by the payer of such tax to prepare a claim for refund of Swiss Withholding Tax.

(c)	If a Swiss Guarantor is obliged to withhold Swiss Withholding Tax in accordance with paragraph (b) above, the Trustee and each holder shall be entitled to further enforce the guarantee or security granted or indemnity or other obligation assumed by such Swiss Guarantor under the Indenture and this Supplemental Indenture and/or further apply proceeds therefrom against Upstream or Cross-Stream Secured Obligations up to an amount which is equal to that amount which would have been obtained if no withholding of Swiss Withholding Tax were required, whereby such further enforcements/applications of proceeds shall always be limited to the Maximum Amount.

(d)	If and to the extent requested by the Trustee or if and to the extent required under Swiss mandatory law applicable at the relevant time, in order to allow the Trustee and each holder to obtain a maximum benefit under the guarantee or security granted or indemnity or other obligation assumed by such Swiss Guarantor, such Swiss Guarantor shall, and any parent company of such Swiss Guarantor being a party to the Indenture or this Supplemental Indenture shall procure that such Swiss Guarantor will, promptly take and promptly cause to be taken any action, including the following:

(i)	the passing of any shareholders’ resolutions to approve the use of the enforcement proceeds, which may be required as a matter of Swiss mandatory law in force at the time of the enforcement of the Upstream or Cross-Stream Secured Obligations in order to allow a prompt use of the enforcement proceeds;

(ii)	preparation of up-to-date audited balance sheet of that Swiss Guarantor;

(iii)	obtaining a statement of the auditors of that Swiss Guarantor confirming the Maximum Amount;

(iv)	conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(v)	revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(vi)	to the extent permitted by applicable law and Swiss accounting standards, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for that respective Swiss Guarantor’s business (nicht betriebsnotwendig); and

(vii)	all such other measures necessary or useful to allow the Trustee and each holder to use enforcement proceeds as agreed hereunder with a minimum of limitations.

ARTICLE III

MISCELLANEOUS

SECTION 3.1       Notices. All notices and other communications to the Guaranteeing Parties shall be given as provided in the Indenture.

SECTION 3.2       Merger and Consolidation. Each Guaranteeing Party shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(g) of the Indenture.

SECTION 3.3       Release of Guarantee. The Note Guarantees hereunder may be released in accordance with Section 10.2(c) of the Indenture.

SECTION 3.4       Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5       Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.6       Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7       Benefits Acknowledged. Each Guaranteeing Party’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Party acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8       Ratification of Indenture: Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9       The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.10     Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 3.11      Execution and Delivery. Each Guaranteeing Party agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Note Guarantee.

SECTION 3.12      Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 3.13      Jurisdiction. The parties hereto agree that any suit, action or proceeding arising out of or based upon this Supplemental Indenture may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each party hereto irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The parties hereto irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Supplemental Indenture, including such actions, suits or proceedings relating to securities laws of the United States or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon them, and may be enforced in any court to the jurisdiction of which they are subject by a suit upon such judgment.

Notwithstanding anything to the contrary contained herein, with respect to any suit, action or proceeding brought by any party to this Supplemental Indenture arising out of or based upon this Supplemental Indenture, which involves a Guaranteeing Party incorporated under the laws of Mexico, each party hereto hereby irrevocably and unconditionally (i) submits for itself and its property to the exclusive jurisdiction of any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof; and (ii) waives its right to the jurisdiction of any other courts that it may be entitled to by virtue of its present or future domicile or for any other reason.

SECTION 3.14      WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE AND FOR ANY COUNTERCLAIM THEREIN.

[Signature pages follow]

Diamond (BC) B.V.

By:	/s/ Terilyn Dumas
Name:	Terilyn Dumas
Title:	Director A

By:	/s/ Herman Weber
Name:	Herman Weber
Title:	Director B

[Signature Page to Supplemental Indenture]

SIGNED by	)
)
as attorney for DIVERSEY AUSTRALIA PTY. LIMITED under power of attorney dated 13 November 2017 in the presence of:	) )
)
)
/s/ Kendy Ding	)	/s/ C. Foster
Signature of witness	) )	By executing this document the attorney states that the attorney has received no notice of revocation of the power of attorney
Kendy Ding	)
Name of witness (block letters))

[Signature page to the Supplemental Indenture]

DIVERSEY AUSTRIA TRADING GMBH

By:	/s/ Gerhard Perschy
Name:	Gerhard Perschy
Title:	Director

[Signature Page to Supplemental Indenture]

Diversey Belgium BVBA

By:	/s/ Michael James Chapman
Name:	Michael James Chapman
Title:	Authorised Signatory

[Signature Page to Supplemental Indenture]

DIVERSEY BRASIL INDÚSTRIA QUÍMICA LTDA., as a New Foreign Guarantor

By:	/s/ Milton Dias Bragança Neto
Name: Milton Dias Bragança Neto
Title: Officer

[Signature Page to Foreign Guarantee Supplement]

DIVERSEY CANADA, INC.

By:	/s/ Terilyn Dumas
Name:	Terilyn Dumas
Title:	Secretary

[Signature Page to Supplemental Indenture]

Diversey Danmark ApS

By:	/s/ Jacob Storm
Name:	Jacob Storm
Title:	Company Director Diversey

[Signature Page to Supplemental Indenture]

DIVERSEY (France) SAS

By:	/s/ Eric VAUCHER
Name:	Eric VAUCHER
Title:	Président

[Signature Page to Supplemental Indenture]

DIVERSEY DEUTSCHLAND GMBH & CO. OHG

Represented by its partner Diversey Deutschland Management GmbH

By:	/s/ Hans-Peter Müller
	Name:	Hans-Peter Müller
	Title:	Managing Director (Geschäftsführer)

[Signature Page to Supplemental Indenture]

Diversey Hong Kong Limited

By:	/s/ Mei Hung Wong
Name:	Wong, Mei Hung
Title:	Director

[Signature Page to Supplemental Indenture]

Diversey Europe B.V.

By:	/s/ Herman Weber
Name:	Herman Weber
Title:	Director

[Signature Page to Supplemental Indenture]

Diversey Europe Operations B.V.

By:	/s/ Herman Weber
Name:	Herman Weber
Title:	Director

[Signature Page to Supplemental Indenture]

Diversey Holdings II B.V.

By:	/s/ Herman Weber
Name:	Herman Weber
Title:	Director

[Signature Page to Supplemental Indenture]

Diversey B.V.

By:	/s/ H. Toering
Name:	H. Toering
Title:	Director

[Signature Page to Supplemental Indenture]

DIVERSEY POLSKA SP. Z O.O.

By:	/s/ Robert Kucinski
Name:	Robert Kucinski
Title:	Authorised Signatory

DIVERSEY POLSKA SP. Z O.O.

By:	/s/ Artur Mularski
Name:	Artur Mularski
Title:	Authorised Signatory

[Signature Page to Supplemental Indenture]

DIVERSEY ESPAÑA, S.L.

By:	/s/ Eva Palou Marrodán
Name:	Ms Eva Palou Marrodán
Title:	Attorney

[Signature Page to Supplemental Indenture]

Diversey Sverige AB

By:	/s/ Christian Forslund
	Name:	Christian Forslund
	Title:	Country Director

[Signature Page to Supplemental Indenture]

DIVERSEY SWITZERLAND PRODUCTION GMBH

By:	/s/ Christian Hane
	Name:	Christian Hane
	Title:	Manager

[Signature Page to Supplemental Indenture]

Diversey Limited

By:	/s/ Michael James Chapman
	Name:	Michael James Chapman
	Title:	Director

[Signature Page to Supplemental Indenture]

BCPE DIAMOND MEXICO HOLDCO, S.DE R.L. DE C.V.

By:	/s/ Jose Carlos Soto Vega
	Name:	Jose Carlos Soto Vega
	Title:	Attorney-in-fact

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Hallie E. Field
	Name:	Hallie E. Field
	Title:	Assistant Vice President

[Signature Page to Supplemental Indenture]